Exhibit 10.2

FISCAL 2007
EXECUTIVE LEADERSHIP TEAM (“ELT”)
INCENTIVE COMPENSATION PROGRAM
SUMMARY PLAN DOCUMENT

Purpose:
The Executive’s Leadership Team (“ELT”) Incentive Compensation Plan (the “Plan”) is designed to communicate and focus management’s attention on significant business goals; to recognize, motivate, and reward exceptional accomplishment toward annual corporation objectives; to attract and retain quality key employees; and to be market competitive.

The Plan shall be under the direction of the Compensation Committee (the “Committee”) of the Board of Directors of Integrated Electrical Services, Inc. (the “Company”).

Plan Design:
The Plan shall fund an incentive compensation pool based on the Company’s achievement of its annual operating income and cash flow targets. Achievement of the annual operating income and operating cash flow targets is assumed after any accrual for earned ELT (i.e., the amount of operating income and operating cash flow after accruing for ELT). Funding of the ELT incentive compensation pool is not linked or tied in any way to region or subsidiary company achievement of plan targets.

The incentive pool for the ELT will be funded based on actual performance against operating income and operating cash flow targets. A minimum threshold performance of 80% must be achieved before the incentive component funds the incentive pool. The maximum threshold for funding the incentive compensation pool is 120% of the annual plan (i.e., performance above 120% of the annual plan will not result in incremental funding to the incentive compensation pool).

The targeted contribution rate under this Plan is equal to 3% of a company’s annual operating income and operating cash flow dollars.

Achievement of one or both incentive plan components (operating income or operating cash flow) above or below the annual plan will result in a higher or lower contribution rate for that incentive component. The contribution rate will increase or decrease 0.15% for each 1% variance from the annual operating plan.

The ELT incentive pool is equal to the rate of contribution for each funding component (operating income and cash flow) times its annual operating result.

The incentive pool can be funded, in whole or part, by achievement of one or both financial measures.

Eligibility:
The following employees of Integrated Electrical Services, Inc. (the “Company”): Section 16 Officers and key employees designated by the President and CEO (see Exhibit #1 for fiscal 2007 targeted incentive levels). Participation is determined on an annual basis, and the Company shall have the discretion to determine which individuals will participate in the Plan. Plan participants are not eligible to receive an incentive compensation payment under any other incentive plan sponsored by IES or any of its Affiliates.

If a participant’s employment terminates during a Plan Year whether voluntarily or involuntarily, the participant shall forfeit all rights to any incentive award for the Plan Year. If a participant voluntarily resigns after the Plan Year-end, but before award payout, Management, in its sole discretion, may elect to pay all or a portion of the award he/she would otherwise be eligible to receive.

Discretionary Adjustments
Management may in its sole discretion make downward or upwards adjustments to individual awards based on discretionary considerations. The amount of the adjustment may not be increased or decreased by an amount exceeding 25% of the proposed incentive award. Discretionary adjustments may be made for items considered extraordinary or nonrecurring and other items or events, including, but not limited to financial impact on the Company resulting from changes in law and/or regulation pertaining to federal taxes imposed on corporations. Discretionary adjustments may also be made for leadership behaviors that significantly impact strategic and operational initiatives of the company; people development, and other factors as determined by the Company. Discretionary adjustments may not result in a net increase in ELT funding.

Award Payments
The Committee shall approve and disburse payment of incentive awards as soon as administratively possible, but not more than 90 days following the close of the fiscal year and certification of the company’s financial results. Award payments will be subject to all applicable tax withholding requirements.

Terminations or Amendments	The Plan may be terminated or amended at any time by the Board of Directors of the Company.

FY 2007 EXECUTIVE LEADERSHIP TEAM (“ELT”)
INCENTIVE COMPENSATION PLAN
INCENTIVE TARGETS BY LEVEL

Position	2007 Target Bonus Percent (% of base salary)

CEO	100%
ROO’s	60%
SVP’s	50%
VP’s	25%
Director	20%
Manager	10%
Professional	5%
Non-Exempt	3%